June 12, 1998





Duckwall-ALCO Stores, Inc.
401 Cottage Avenue
Abilene, Kansas  67410-2832

Ladies and Gentlemen:

          We refer to the Registration Statement on Form S-8 (the "Registration Statement") of Duckwall-ALCO Stores, Inc., a Kansas corporation (the "Company"), to be filed with the Securities and Exchange Commission on June 12, 1998 for the purpose of registering under the Securities Act of 1933, as amended, 250,000 shares of Common Stock, par value $.0001 per share ("Common Stock"), of the Company. These shares of Common Stock are proposed to be issued pursuant to the Duckwall-ALCO Stores, Inc. Incentive Stock Option Plan (the "Plan").

          We have examined the Company's Restated Certificate of Incorporation and all amendments thereto, the Bylaws of the Company, as presently in effect, minutes of the applicable meetings of the Board of Directors, Compensation Committee of the Board of Directors and stockholders of the Company, together with such other corporate records, certificates of public officials and other documents as we have deemed relevant to this opinion.

          Based upon the foregoing, it is our opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas.

          2. All necessary corporate action has been taken to authorize the issuance of the aforesaid 250,000 shares of Common Stock, and all such shares of Common Stock as shall be issued and paid for as described in the Plan shall be, when so issued, legally issued, fully paid and nonassessable.


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          We hereby consent to the reference to our firm under
the heading "Interests of Named Experts and Counsel" in the Registration Statement. We also consent to the inclusion of this opinion in the Registration Statement as an exhibit thereto.

                              Very truly yours,

                              STINSON, MAG & FIZZELL, P.C.


                              By:  /s/ Richard N. Nixon
                                   Richard N. Nixon

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